                 NEWS RELEASE

ATI Inc.	Investor Contact:	Media Contact:
Corporate Headquarters	David Weston	Natalie Gillespie
2021 McKinney Avenue	412-394-2908	412-394-2850
Dallas, TX 75201 U.S.A.	david.weston@ATImaterials.com	natalie.gillespie@ATImaterials.com
www.ATImaterials.com
ATI Announces Second Quarter 2025 Results
Continued year-over-year sales growth driven by aerospace & defense
Aerospace and defense sales of $762 million, representing 67% of Q2 2025 sales
Strong demand for commercial jet engines - YoY sales growth of 27%
Raising mid-point of full year adjusted earnings and cash flow guidance
Second Quarter 2025 GAAP Financial Results
◦     Sales of $1.14 billion, up 4% year-over-year, driven by an 11% aerospace & defense increase
◦     Net income attributable to ATI of $101 million, up 23% year-over-year
◦     Earnings per share of $0.70 compared to $0.58 per share in the second quarter 2024
Second Quarter 2025 Non-GAAP Financial Information*
◦Adjusted net income attributable to ATI* of $106 million, up 24% year-over-year
◦Adjusted earnings per share* of $0.74, compared to $0.60 per share in the second quarter 2024
◦Adjusted EBITDA* of $208 million, an increase of 14% year-over-year
◦Adjusted EBITDA* as a percentage of sales of 18.2%, compared to 16.7% in the second quarter 2024
Guidance
The Company is providing third quarter and updated full year 2025 guidance in the table below.

Guidance
	Q3 2025	Full Year 2025
Adjusted EBITDA**	$200M - $210M	$810M - $840M

Adjusted Earnings Per Share**	$0.69 - $0.75	$2.90 - $3.07

Adjusted Free Cash Flow**		$270M - $350M

Capital expenditures		$260M - $280M
* Reconciliations of the reported information under accounting principles generally accepted in the United States (GAAP) to non-GAAP financial measures are included in accompanying financial tables. Non-GAAP financial measures should be viewed in addition to, and not superior to or as an alternative for, the Company’s reported results prepared in accordance with GAAP.
** Detailed reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not available without unreasonable effort due to the complexity of the excluded components.

DALLAS, TX--(PR Newswire)--July 31, 2025--ATI Inc. (NYSE: ATI) reported second quarter 2025 results, with sales of $1.14 billion and net income attributable to ATI of $100.7 million, or $0.70 per share.

			Sequential		Y-O-Y
($ in millions except per share amounts)	Q2 2025	Q1 2025	Change	Q2 2024	Change

Sales	$1,140.4	$1,144.4	—%	$1,095.3	4%
Net income attributable to ATI	$100.7	$97.0	4%	$81.9	23%
Earnings per share	$0.70	$0.67	4%	$0.58	21%
Non-GAAP information*
Adjusted net income attributable to ATI*	$106.4	$104.4	2%	$86.0	24%
Adjusted earnings per share*	$0.74	$0.72	3%	$0.60	23%
ATI adjusted EBITDA*	$207.7	$194.6	7%	$182.6	14%
GAAP earnings per share for the second quarter 2025 were $0.70 and adjusted earnings per share* were $0.74. Net income attributable to ATI was $100.7 million and ATI adjusted EBITDA* was $207.7 million, or 18.2% of sales. Second quarter 2025 adjusted results exclude pre-tax charges of $7.4 million for special items. The after-tax impact of these special items was a charge of $5.7 million, or $0.04 per share.

First quarter 2025 adjusted results excluded pre-tax charges of $5.6 million or $4.5 million on an after-tax basis. First quarter 2025 also excluded a loss on the sale of certain non-core European businesses. Second quarter 2024 adjusted results exclude pre-tax charges of $5.4 million or $4.1 million on an after-tax basis. The Non-GAAP tables included within this release provide the reconciliations of the GAAP to Non-GAAP financial measures and additional details on the special items noted above.

“Our second quarter performance demonstrates strong, sustained demand in ATI's aerospace and defense end markets. Consistent operational performance drove double-digit growth in net income, EPS and adjusted EBITDA* on a year-over-year basis," said Kimberly A. Fields, President and CEO. "We see demand increasing from our A&D customers as the industry looks toward ramping production and deliveries through the remainder of 2025 and continuing into 2026. Recent long-term contract extensions with both major airframe companies further underscore ATI's unique position in this industry.

“ATI continues to take a disciplined approach to capital allocation, balancing investments to support growth and reliability with returning capital to shareholders. During the second quarter, we delivered on our commitment to repurchase $250 million shares of our stock, bringing our total 2025 share repurchases to $320 million. Our remaining board authorization for buybacks is now $270 million, which we will deploy opportunistically,” said Fields.

Operating Results by Segment

High Performance Materials & Components (HPMC)
($ millions)	Q2 2025	Q1 2025	Q2 2024
Sales	$608.8	$584.1	$562.0

Segment EBITDA*	$144.0	$131.0	$113.8
% of Sales	23.7%	22.4%	20.2%

•HPMC’s second quarter 2025 sales increased $24.7 million, or 4%, compared to first quarter 2025, primarily due to increased demand for commercial jet engine products. Overall aerospace & defense sales represented 92% of total HPMC sales in both second quarter 2025 and first quarter 2025. Second quarter 2025 sales improved 8% compared to second quarter 2024. The year-over-year sales growth includes a negative impact of $30.0 million due to the first quarter 2025 disposition of certain non-core operations in Europe. Overall, the increase in sales was primarily due to a 26% increase in commercial jet engine sales, partially offset by an 18% decrease in sales of commercial airframes, which included the impact of inventory destocking by current customers. Sales were also lower to the medical and specialty energy markets.
•HPMC second quarter 2025 segment EBITDA* was $144.0 million, or 23.7% of sales. The sequential increase in margins was primarily due to higher sales volume as well as favorable pricing of nickel based alloys and specialty alloys. Also, second quarter 2025 margin benefited from the recognition of $4.4 million of previously deferred employee retention credits.
•HPMC second quarter 2024 segment EBITDA* was $113.8 million, or 20.2% of sales, which included a benefit of $3.5 million for the recognition of previously deferred employee retention credits.

Advanced Alloys & Solutions (AA&S)
($ millions)	Q2 2025	Q1 2025	Q2 2024
Sales	$531.6	$560.3	$533.3

Segment EBITDA*	$76.7	$83.4	$87.5
% of Sales	14.4%	14.9%	16.4%

•AA&S second quarter 2025 sales decreased $28.7 million, or 5%, compared to the first quarter 2025, primarily due to lower sales of conventional energy and defense products. These decreases were partially offset by higher sales in the specialty energy market as well as higher demand for commercial jet engine and electronics products. Overall aerospace & defense sales were 38% of total AA&S sales in the second quarter of 2025. Compared to the prior year quarter, second quarter 2025 sales were relatively flat, decreasing $1.7 million, or less than 1%.
•AA&S second quarter 2025 segment EBITDA* was $76.7 million, or 14.4% of sales. The sequential decrease in margins was primarily due to lower sales volume. Second quarter 2025 margin benefited from the recognition of $2.6 million of previously deferred employee retention credits while first quarter 2025 margin benefited $2.6 million due to a recovery for previously reserved accounts receivables.
•AA&S second quarter 2024 segment EBITDA* was $87.5 million, or 16.4% of sales, which included a benefit of $5.1 million for the recognition of previously deferred employee retention credits.

Corporate Items and Cash
•Restructuring and other charges:
◦Second quarter 2025: $8.7 million includes pre-tax charges consisting of $7.1 million of start-up and transaction related costs and $1.6 million of losses on the sale of customer accounts receivable. These pre-tax charges were partially offset by credits of $1.3 million due to a reduction in severance-related reserves for a previous restructuring in our AA&S segment.
◦First quarter 2025: $5.6 million includes pre-tax charges consisting of $4.0 million of start-up and transaction related costs and $1.6 million of losses on the sale of customer accounts receivable.
◦Second quarter 2024: $5.4 million includes pre-tax charges of $5.5 million of inventory write-downs related to our ongoing European restructuring and $1.8 million of start-up related costs. These pre-tax charges were partially offset by credits of $1.9 million due to a reduction in severance-related reserves primarily for our ongoing European restructuring.
•Corporate expenses in the second quarter 2025 were $15.4 million, compared to $17.4 million in the first quarter 2025, and $19.4 million in the prior year quarter. The decrease in second quarter 2025 compared to first quarter 2025 was primarily due to a benefit from insurance claims. The decrease compared to second quarter 2024 was primarily due to lower incentive compensation costs.
•Closed operations and other income/expense was income of $2.4 million in the second quarter 2025 compared to an expense of $2.4 million in the first quarter 2025, and income of $0.7 million in the prior year quarter. Second quarter 2025 benefited from foreign exchange gains of $1.8 million and a favorable bankruptcy settlement related to an insurance claim of $1.1 million. Second quarter 2024 included a $2.3 million gain from the sale of a previously idled facility.
•Second quarter 2025 results include a $29.3 million income tax provision, or an effective tax rate of 22.0%, which was higher than the first quarter 2025 effective tax rate of 17.3%. The first quarter 2025 income tax provision included $5.1 million of discrete tax benefits primarily related to equity compensation and the reserve release for uncertain tax positions. Second quarter 2024 results include a $25.3 million income tax provision, or an effective tax rate of 22.8%.
•Cash provided by operating activities was $162 million and $69 million for the second quarter and year-to-date 2025 periods, respectively. Capital expenditures for the second quarter 2025 were $72 million.
•Managed working capital as a percent of annualized sales was 36.5% at the end of second quarter 2025, which increased slightly from 35.9% at the end of first quarter 2025.
•In the second quarter 2025, the Company repurchased $250 million of its common stock at an average price per share of $76.79, retiring approximately 3.2 million shares. As of June 29, 2025, total share repurchase authorization remaining was $270 million.

***********
ATI will conduct a conference call with investors and analysts on Thursday, July 31, 2025, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImaterials.com. To access the broadcast, click on “Conference Call.” Replay of the conference call will be available on the ATI website.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty materials; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages; (h) business and economic disruptions associated with extraordinary events beyond our control, such as war, terrorism, international conflicts, public health issues, such as epidemics or pandemics, natural disasters and climate-related events that may arise in the future and (i) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 29, 2024, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

ATI: Proven to Perform.
ATI (NYSE: ATI) is a global producer of high performance materials and solutions for the global aerospace & defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere. Learn more at ATImaterials.com.

ATI Inc.
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Fiscal Quarter Ended			Fiscal Year-To-Date Period Ended
	June 29,	March 30,	June 30,	June 29,	June 30,
	2025	2025	2024	2025	2024

Sales	$1,140.4	$1,144.4	$1,095.3	$2,284.8	$2,138.2

Cost of sales	897.9	908.6	867.9	1,806.5	1,713.4
Gross profit	242.5	235.8	227.4	478.3	424.8

Selling and administrative expenses	82.8	85.0	88.9	167.8	170.9
Restructuring charges	(1.3)	—	(1.9)	(1.3)	(1.7)
Loss (gain) on asset sales and sales of businesses, net	—	3.9	(2.2)	3.9	(2.2)
Operating income	161.0	146.9	142.6	307.9	257.8
Nonoperating retirement benefit expense	(4.1)	(3.9)	(3.7)	(8.0)	(7.4)
Interest expense, net	(25.4)	(23.0)	(28.4)	(48.4)	(55.0)
Other income, net	1.8	1.5	0.4	3.3	0.8
Income before income taxes	133.3	121.5	110.9	254.8	196.2
Income tax provision	29.3	21.0	25.3	50.3	42.2
Net income	$104.0	$100.5	$85.6	$204.5	$154.0
Less: Net income attributable to noncontrolling interests	3.3	3.5	3.7	6.8	6.0
Net income attributable to ATI	$100.7	$97.0	$81.9	$197.7	$148.0

Basic net income attributable to ATI per common share	$0.72	$0.68	$0.66	$1.40	$1.18

Diluted net income attributable to ATI per common share	$0.70	$0.67	$0.58	$1.38	$1.04

ATI Inc.
Selected Financial Data
(Unaudited, dollars in millions)

	Fiscal Quarter Ended			Fiscal Year-To-Date Period Ended
	June 29,	March 30,	June 30,	June 29,	June 30,
	2025	2025	2024	2025	2024
Sales:
High Performance Materials & Components	$608.8	$584.1	$562.0	$1,192.9	$1,091.9
Advanced Alloys & Solutions	531.6	560.3	533.3	1,091.9	1,046.3
Total external sales	$1,140.4	$1,144.4	$1,095.3	$2,284.8	$2,138.2

Segment EBITDA(a):
High Performance Materials & Components	$144.0	$131.0	$113.8	$275.0	$211.4
% of Sales	23.7%	22.4%	20.2%	23.1%	19.4%
Advanced Alloys & Solutions	76.7	83.4	87.5	160.1	159.3
% of Sales	14.4%	14.9%	16.4%	14.7%	15.2%

Corporate, Closed Operations and Other (income) expense(b):
Corporate expense	$15.4	$17.4	$19.4	$32.8	$36.5
Closed operations and other (income) expense	(2.4)	2.4	(0.7)	—	0.6
Total Corporate, Closed Operations and Other expense	$13.0	$19.8	$18.7	$32.8	$37.1

Depreciation & Amortization:
High Performance Materials & Components	$20.9	$19.7	$17.9	$40.6	$34.2
Advanced Alloys & Solutions	19.1	19.5	18.3	38.6	36.3
Other	1.6	1.6	1.7	3.2	3.4
Total depreciation & amortization	$41.6	$40.8	$37.9	$82.4	$73.9

Percentage of Total ATI Sales(c):
Nickel-based alloys and specialty alloys	48%	48%	44%	48%	44%
Precision forgings, castings and components	21%	20%	19%	21%	19%
Titanium and titanium-based alloys	17%	19%	20%	18%	19%
Zirconium and related alloys	9%	8%	8%	8%	9%
Precision rolled strip products	5%	5%	9%	5%	9%
Total	100%	100%	100%	100%	100%

(a) The Company’s Chief Operating Decision Maker (“CODM”) utilizes the Segment EBITDA as a key metric to evaluate segment performance. Our measure of segment EBITDA, which we use to analyze the performance and results of our business segments, excludes net interest expense, income taxes, depreciation and amortization, special charges, unallocated corporate expenses, closed operations and other income (expense). See the company’s Form 10-Q for the reconciliation of Segment EBITDA to Income before taxes.

(b) Amounts exclude depreciation & amortization expense.

(c) Hot-Rolling and Processing Facility conversion service sales in the AA&S segment are excluded from this presentation.

ATI Inc.
Condensed Consolidated Balance Sheets
(Unaudited, dollars in millions)

	June 29,	December 29,
	2025	2024
ASSETS

Current Assets:
Cash and cash equivalents	$319.6	$721.2
Accounts receivable, net of allowances for doubtful accounts	787.9	709.2
Short-term contract assets	86.4	75.6
Inventories, net	1,412.6	1,353.0
Prepaid expenses and other current assets	96.0	86.0
Total Current Assets	2,702.5	2,945.0

Property, plant and equipment, net	1,818.0	1,776.9
Goodwill	227.2	227.2
Other assets	273.3	281.5

Total Assets	$5,021.0	$5,230.6

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$532.3	$609.1
Short-term contract liabilities	171.7	169.4
Short-term debt and current portion of long-term debt	179.3	180.4
Other current liabilities	189.3	249.6
Total Current Liabilities	1,072.6	1,208.5

Long-term debt	1,710.7	1,714.9
Accrued postretirement benefits	157.1	164.3
Pension liabilities	35.7	37.2
Other long-term liabilities	186.9	150.5
Total Liabilities	3,163.0	3,275.4

Total ATI stockholders' equity	1,743.4	1,850.4
Noncontrolling interests	114.6	104.8
Total Equity	1,858.0	1,955.2

Total Liabilities and Equity	$5,021.0	$5,230.6

ATI Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)

	Fiscal Year-To-Date Period Ended
	June 29,	June 30,
	2025	2024

Operating Activities:
Net income	$204.5	$154.0

Depreciation and amortization	82.4	73.9
Share-based compensation	14.6	17.2
Deferred taxes	33.5	30.3
Net loss (gain) from disposal of property, plant and equipment	0.2	(2.1)
Loss on sales of businesses	3.7	—
Changes in operating assets and liabilities:
Inventories	(50.6)	(94.2)
Accounts receivable	(71.9)	(103.4)
Accounts payable	(56.0)	16.7
Retirement benefits	(4.1)	(5.7)
Accrued liabilities and other	(87.3)	(84.4)
Cash used in operating activities	69.0	2.3
Investing Activities:
Purchases of property, plant and equipment	(125.4)	(126.0)
Proceeds from disposal of property, plant and equipment	0.1	5.9
Proceeds from sales of businesses, net of transaction costs	2.0	—
Other	4.1	3.0
Cash used in investing activities	(119.2)	(117.1)
Financing Activities:
Payments on long-term debt and finance leases	(16.3)	(14.1)
Net payments under credit facilities	—	(4.9)
Purchase of treasury stock	(320.0)	(150.0)
Taxes on share-based compensation and other	(29.5)	(24.9)
Cash used in financing activities	(365.8)	(193.9)
Effect of exchange rate changes on cash and cash equivalents	14.4	—
Less: Cash held for sale	—	(9.6)
Decrease in cash and cash equivalents	(401.6)	(318.3)
Cash and cash equivalents at beginning of period	721.2	743.9
Cash and cash equivalents at end of period	$319.6	$425.6

ATI Inc.
Revenue by Market
(Unaudited, dollars in millions)

	Fiscal Quarter Ended						Fiscal Year-To-Date Period Ended
	June 29,		March 30,		June 30,		June 29,		June 30,
	2025		2025		2024		2025		2024
Market
Aerospace & Defense:
Jet Engines- Commercial	$447.8	39%	$421.4	37%	$352.8	32%	$869.2	38%	$664.0	31%
Airframes- Commercial	195.2	17%	205.8	18%	210.8	19%	401.0	17%	400.9	19%
Defense	118.8	11%	127.2	11%	120.3	11%	246.0	11%	234.7	11%
Total Aerospace & Defense	761.8	67%	754.4	66%	683.9	62%	1,516.2	66%	1,299.6	61%

Specialty Energy	63.5	6%	50.5	4%	76.6	7%	114.0	5%	132.7	6%
Electronics	43.7	4%	39.6	3%	40.8	4%	83.3	4%	93.7	4%
Medical	38.9	3%	42.4	4%	61.7	6%	81.3	4%	120.8	6%
Other Core Markets	146.1	13%	132.5	11%	179.1	17%	278.6	13%	347.2	16%

Core End Markets	907.9	80%	886.9	77%	863.0	79%	1,794.8	79%	1,646.8	77%

Conventional Energy	92.9	8%	121.8	11%	66.1	6%	214.7	9%	168.6	8%
Automotive	64.8	6%	60.6	5%	70.8	7%	125.4	5%	126.8	6%
Construction/Mining	33.3	3%	32.9	3%	44.2	4%	66.2	3%	71.4	3%
Other	41.5	3%	42.2	4%	51.2	4%	83.7	4%	124.6	6%
Industrial Markets	$232.5	20%	$257.5	23%	$232.3	21%	$490.0	21%	$491.4	23%

Total	$1,140.4	100%	$1,144.4	100%	$1,095.3	100%	$2,284.8	100%	$2,138.2	100%

ATI Inc.
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, dollars in millions, except per share amounts)

	Fiscal Quarter Ended			Fiscal Year-To-Date Period Ended
	June 29,	March 30	June 30,	June 29,	June 30,
	2025	2025	2024	2025	2024
Numerator for Basic net income per common share -
Net income attributable to ATI	$100.7	$97.0	$81.9	$197.7	$148.0
Effect of dilutive securities:
3.5% Convertible Senior Notes due 2025	—	—	2.2	—	4.3
Numerator for Diluted net income per common share -
Net income attributable to ATI after assumed conversions	$100.7	$97.0	$84.1	$197.7	$152.3

Denominator for Basic net income per common share -
Weighted average shares outstanding	139.8	141.7	124.4	140.7	125.3
Effect of dilutive securities:
Share-based compensation	3.3	2.5	3.1	3.0	2.8
3.5% Convertible Senior Notes due 2025	—	—	18.8	—	18.8
Denominator for Diluted net income per common share -
Adjusted weighted average shares and assumed conversions	143.1	144.2	146.3	143.7	146.9

Basic net income attributable to ATI per common share	$0.72	$0.68	$0.66	$1.40	$1.18

Diluted net income attributable to ATI per common share	$0.70	$0.67	$0.58	$1.38	$1.04

ATI Inc.
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This report includes financial performance measures that are not defined by GAAP, including Adjusted net income attributable to ATI, Adjusted EPS, Adjusted EBITDA, Segment EBITDA, Adjusted free cash flow and Managed working capital. The Company uses these non-GAAP financial measures to assist in assessing operating performance on a consistent basis across multiple reporting periods by removing the impact of special items, which can vary from period to period, that management does not believe are directly reflective of the Company’s core operations. The Company defines special items as significant non-recurring or non-operational charges or credits, restructuring and other charges/credits, gains or losses from the sale of accounts receivable, strike related costs, goodwill and long-lived asset impairments, debt extinguishment charges, pension remeasurement gains and losses, other postretirement/pension curtailment and settlement gains and losses, and gains or losses on sales of businesses.

Adjusted net income attributable to ATI and related Adjusted EPS are calculated by adjusting net income attributable to ATI for the tax-effected impact of special items. We define Adjusted EBITDA as net income, excluding net interest expense, income taxes, depreciation and amortization, and special items. Our measure of segment EBITDA, which we use to analyze the performance and results of our business segments, excludes net interest expense, income taxes, depreciation and amortization, special charges, corporate expenses, closed operations and other income (expense). Our methods of calculating Adjusted free cash flow and Managed working capital are discussed in greater detail below under the headings “Adjusted Free Cash Flow” and “Managed Working Capital,” respectively.

Management believes presenting these non-GAAP financial measures is useful to investors because it (1) provides investors with meaningful supplemental information regarding financial and operating performance by excluding certain items management believes do not directly impact the Company’s core operations, (2) permits investors to view performance using the same metrics that management uses to forecast, evaluate performance, and make operating and strategic decisions, and (3) provides additional information useful to investors on a period-to-period consistent basis that are commonly used to analyze companies’ operating performance. Management believes that consideration of these non-GAAP financial measures, together with our GAAP financial measures and the corresponding reconciliations, provides investors with additional understanding of the Company’s performance and trends that would be absent such disclosures.

Non-GAAP financial measures should be viewed in addition to, and not superior to or as an alternative for, the Company’s reported results prepared in accordance with GAAP. The following tables provide the calculation of the non-GAAP financial measures discussed in this press release:

Net Income Attributable to ATI

	Fiscal Quarter Ended
	June 29, 2025		March 30, 2025		June 30, 2024
		EPS		EPS		EPS

Net income attributable to ATI	$100.7	$0.70	$97.0	$0.67	$81.9	$0.58
Adjustments for special items, pre-tax:
Restructuring and other charges (a)	7.4		5.6		5.4
Loss on sales of businesses (b)	—		3.7		—
Total pre-tax adjustments for special items	7.4	0.05	9.3	0.06	5.4	0.03

Income tax on adjustments for special items	(1.7)	(0.01)	(1.9)	(0.01)	(1.3)	(0.01)

Adjusted Net income attributable to ATI	$106.4	$0.74	$104.4	$0.72	$86.0	$0.60

Earnings before interest, taxes, depreciation and amortization (EBITDA)
	Fiscal Quarter Ended
	June 29, 2025	March 30, 2025	June 30, 2024
Net income attributable to ATI	$100.7	$97.0	$81.9
Net income attributable to noncontrolling interests	3.3	3.5	3.7
Net income	104.0	100.5	85.6
(+) Depreciation and amortization	41.6	40.8	37.9
(+) Interest expense	25.4	23.0	28.4
(+) Income tax provision	29.3	21.0	25.3
EBITDA	200.3	185.3	177.2
Adjustments for special items, pre-tax:
(+) Restructuring and other charges (a)	7.4	5.6	5.4
(+) Loss on sales of businesses (b)	—	3.7	—
Adjusted EBITDA	207.7	194.6	182.6
(a) Second quarter 2025 includes pre-tax charges of $8.7 million consisting of $7.1 million of start-up and transaction related costs and $1.6 million of losses on the sale of customer accounts receivable. These pre-tax charges were partially offset by credits of $1.3 million due to a reduction in severance-related reserves for a previous restructuring in our AA&S segment. First quarter 2025 includes pre-tax charges totaling $5.6 million consisting of $4.0 million for start-up and transaction related costs and $1.6 million of losses on the sale of accounts receivable. Second quarter 2024 includes pre-tax charges totaling $5.4 million, which include $5.5 million of inventory write-downs related to our European restructuring and $1.8 million of start-up related costs. These pre-tax charges were partially offset by credits of $1.9 million primarily due to a reduction in severance-related reserves for our European restructuring.
(b) First quarter 2025 results include a $3.7 million loss on the sale of certain non-core European operations from the HPMC segment.

Adjusted Free Cash Flow

Management utilizes a non-GAAP measure, Adjusted free cash flow, to assess the cash flow generation of the Company’s operations. Adjusted free cash flow is defined as the total cash provided by (used in) operating activities and investing activities as presented on the consolidated statements of cash flows, adjusted to exclude cash contributions to the Company’s U.S. qualified defined benefit pension plan.

Management utilizes this measure to assess the cash flow generation performance of its business as it excludes cash contributions to the Company’s U.S. qualified benefit pension plan that are periodic rather than recurring. The impact of cash generated from the sale of assets and non-core businesses is included in the measure as the proceeds of such transactions are contemplated by Management in setting capital budgets to fund capital expenditures. Management believes this measure provides investors with additional meaningful insights as to the Company’s ability to generate cash in excess of operational and investing needs. Adjusted free cash flow is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest, tax, or other contractually required payments. Further, adjusted free cash flow should be viewed in addition to, and not superior to or as an alternative for, the Company’s reported results prepared in accordance with GAAP.

	Fiscal Quarter Ended		Fiscal Year-To-Date Period Ended
	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Cash provided by operating activities	$161.5	$101.1	$69.0	$2.3
Add back: Cash contributions to U.S. qualified defined benefit pension plan	—	—	—	—
Cash provided by operating activities excluding pension contributions	161.5	101.1	69.0	2.3
Cash used in investing activities	(68.6)	(53.3)	(119.2)	(117.1)
Adjusted Free Cash Flow	$92.9	$47.8	$(50.2)	$(114.8)

Managed Working Capital

As part of managing the performance of our business, we focus on Managed working capital, a non-GAAP financial measure that we define as gross accounts receivable, short-term contract assets and gross inventories, excluding the effects of reserves for uncollectible accounts receivable and inventory valuation reserves, less accounts payable and short-term contract liabilities. We assess Managed working capital performance as a percentage of the prior three months annualized sales. Managed working capital is not intended to replace working capital or other GAAP financial measures or to be used as a measure of liquidity.

Management believes this non-GAAP financial measure focuses on the assets and liabilities most closely attributable to our core operations, allowing Management to quantify and evaluate the asset intensity of our business. Further, Management believes this non-GAAP financial measure provides investors with additional insights into the Company’s effectiveness in balancing the need to maintain appropriate asset levels to support sales growth and operations while deploying our cash effectively. The December 29, 2024 amounts include management working capital balances that are classified as held for sale.

	June 29,	March 30,	December 29,
	2025	2025	2024

Accounts receivable	$787.9	$827.0	$709.2
Short-term contract assets	86.4	85.9	75.6
Inventory	1,412.6	1,396.9	1,353.0
Accounts payable	(532.3)	(563.2)	(609.1)
Short-term contract liabilities	(171.7)	(187.1)	(169.4)
Subtotal	1,582.9	1,559.5	1,359.3

Allowance for doubtful accounts	3.4	11.6	15.0
Inventory reserves	80.3	74.2	68.5
Net managed working capital held for sale	—	—	8.5
Managed working capital	$1,666.6	$1,645.3	$1,451.3

Annualized prior 3 months sales	$4,561.4	$4,577.7	$4,690.5

Managed working capital as a
% of annualized sales	36.5%	35.9%	30.9%

Change in managed working capital:
Year-to-date 2025	$215.3
Q2 2025	$21.3